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                                    EXHIBIT 5

                                  June 22, 1998

Fidelity National Corporation
3490 Piedmont Road
Atlanta, Georgia 30305

Gentlemen:

         We have acted as counsel to Fidelity National Corporation, a Georgia corporation ("Company") in connection with the preparation of the Registration Statement No. 333-________ on Form S-8 ("Registration Statement") filed by you with the Securities and Exchange Commission covering shares to be sold pursuant to the Company's Tax Deferred 401(K) Savings Plan.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

         The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.

         Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company, when issued and sold on the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                      Very truly yours,

                                      MILLER & MARTIN LLP



                                      By: /s/ Ugo F. Ippolito
                                          -------------------------------------
                                              Ugo F. Ippolito, Partner